Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

AKANDA CORP.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares, no par value ("Common Shares")	(1)	457(o)		$	$15,000,000.00	0.000087	$1,305.00
Fees to be Paid	Other	Pre-Funded Warrants to purchase Common Shares	(2)	457(o)			0.00	0.000087	0.00
Fees to be Paid	Equity	Common Shares Underlying Pre-Funded Warrants	(3)	457(o)		$	$0.00	0.000087	$0.00

Total Offering Amounts:							$15,000,000.00		1,305.00
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,305.00

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	The registrant may issue pre-funded warrants to purchase Common Shares in the offering. The purchase price of each pre-funded warrant will equal the price per share at which Common Shares are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.0001 per share (subject to adjustment as provided for therein). The proposed maximum aggregate offering price of the Common Shares will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Shares issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Common Shares and pre-funded warrants (including the Common Shares issuable upon exercise of the pre-funded warrants), if any, is $15,000,000.